Exhibit 99.1

Investor Contact:
Ravi Brar
Chief Financial Officer
(209) 926-3250
rbrar@pacwest.com

Pac-West Telecomm, Inc. Extends the Expiration of its Cash Tender Offer For
$106,489,000 Aggregate Principal Amount of its Outstanding Senior Notes

     Stockton, CA – December 12, 2002 – Pac-West Telecomm, Inc. (Nasdaq: PACW), a provider of integrated communications services to service providers and business customers in the western U.S., today announced the extension of its cash tender offer for $106,489,000 aggregate principal amount of its outstanding Senior Notes pursuant to its previously announced Cash Tender Offer and Related Consent Solicitation. The cash tender offer has been extended to December 27, 2002 and will expire at 5:00 p.m. EST on December 27, 2002.

About Pac-West Telecomm, Inc.

     Founded in 1980, Pac-West Telecomm, Inc. (Nasdaq: PACW) supplies Internet access services to Internet and other types of service providers, and integrated voice and data communications services to small and medium-sized businesses. The company estimates that its network carries over 20% of the Internet traffic in California. Pac-West currently has operations in California, Nevada, Washington, Arizona, and Oregon. For more information, please visit the company’s web site at www.pacwest.com.

Forward-Looking Statements

     The foregoing discussion contains forward-looking statements. The Company’s future performance is subject to numerous risks and uncertainties that could cause actual results to deviate substantially from those discussed in these forward-looking statements. Factors that could impact the variability of future results include, but are not limited to: successful execution of the Company’s expansion activities into new geographic markets on a timely and cost-effective basis; the pace at which new competitors enter the Company’s existing and planned markets; competitive responses of the Incumbent Local Exchange Carriers; execution of interconnection agreements with Incumbent Local Exchange Carriers on terms satisfactory to the Company; maintenance of the Company’s supply agreements for transmission facilities; continued acceptance of the Company’s services by new and existing customers; the outcome of legal and regulatory proceedings regarding reciprocal compensation for Internet-related calls and certain of the Company’s product offerings; the ability to attract and retain talented employees; and the Company’s ability to successfully access markets, install switching electronics, and obtain the use of leased fiber transport facilities and any required governmental authorizations, franchises and permits, all in a timely manner, at reasonable costs and on satisfactory terms and conditions, as well as regulatory, legislative and judicial developments that could cause actual results to differ materially from the future results indicated, expressed or implied, in such forward-looking statements. These and other factors are discussed in the Company’s Prospectus dated November 3, 1999, and in its Annual Report as of December 31, 2001 on Form 10-K as filed with the SEC.